Exhibit 5.2

We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-217194) and related Prospectus of Ceragon Networks Ltd. of our report dated March 31, 2019, with respect to the consolidated financial statements of Ceragon America Latina Ltda. and the reference to our report on the effectiveness of internal control over financial reporting of Ceragon America Latina Ltda. included in its Annual Report (Form 20-F, as amended by the Form 20-F/A) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

São Paulo	Mazars Auditores Independentes S.S.
September 23, 2019

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